Hunton & Williams
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                         RICHMOND, VIRGINIA 23219-4074


                                                           FILE NO.:  27789.92
                                                  DIRECT DIAL:  (804) 788-8267

                                October 30, 1996

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-3
                        3,000,000 Shares of Common Stock
                       ----------------------------------

Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of 3,000,000 shares of Common Stock, $1 par value, of the Company (the "Shares"). The Shares are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on October 30, 1996. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         2. When the Shares have been issued and sold pursuant to the Dividend reinvestment and Stock Purchase Plan described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                                         Very truly yours,


                                                         HUNTON & WILLIAMS